Exhibit 99.3

CERTAIN ADDITIONAL INFORMATION REGARDING ONVIA’S RIGHTS PLAN

How does the Rights Plan work?

The Rights become exercisable when a person or group acquires more than 25% of our Common Stock without prior Board approval. Should that happen, our stockholders, other than the acquiror, will be able to purchase, for the $18.00 per Right exercise price, $18.00 worth of Onvia Common Stock at one-half of our then-current per share market price.

The Rights have no immediate value, and will not trade separately from the Common Stock or have separate value unless and until a person or group acquires more than 25% of our Common Stock without prior Board approval.

The Rights Plan does not prevent an acquisition of Onvia. It deals with unilateral actions by a hostile acquiror that may deprive our Board and stockholders of the ability to maximize stockholder value. The Plan does not preclude our Board from considering or accepting an offer to acquire all or part of Onvia, if the Board believes the offer to be in the best interests of our stockholders.

The adoption of the Rights Plan also does not weaken our financial strength or interfere with our business plans in any way. The issuance of the Rights under the Plan has no dilutive effect, will not affect our reported per share operating results and is not taxable to us or our stockholders.

How was the exercise price of the Rights determined?

The exercise price represents the Board’s best judgment, after consultation with its investment bankers, of a price at which Onvia’s Common Stock is likely to trade by the time the Rights Plan expires in November 2012. The price does not represent our Board’s view of any particular price at which Onvia may be sold in the future.

Do the Rights holders have any rights as stockholders?

The Rights themselves do not entitle the holders to any rights as a stockholder, including voting rights or the right to receive dividends.

Why did Onvia.com adopt the Rights Plan and did it consider the unsolicited acquisition proposal from DGR Enterprises in its decision to adopt the Rights Plan?

Onvia adopted the Rights Plan to enable all Onvia stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Onvia. The adoption of the Rights Plan is intended to guard against any potential use of takeover tactics designed to gain control of Onvia without paying all stockholders full and fair value. Thousands of public companies have adopted rights plans similar to ours to protect stockholders’ interests in connection with unsolicited acquisition attempts.

In adopting the Rights Plan, our Board of Directors took into consideration the recent actions of DGR Enterprises. Our Board of Directors, working with our investment bankers, has undertaken a review of all of Onvia’s strategic alternatives for maximizing stockholder value, including a possible sale of the company.

Our Board concluded that adoption of the Rights Plan was in the best interests of Onvia’s stockholders and will assist the Board in completing this strategic review and in identifying and implementing, following the completion of that review, the strategy that the Board concludes will best maximize stockholder value. The Board’s review will encompass DGR’s current unsolicited acquisition proposal to acquire Onvia for $3.50 per share subject to the continued pendency of that proposal, which is currently scheduled to expire on December 6, 2002. Pending the outcome of this review, the Board of Directors has not responded to DGR’s revised unsolicited proposal.